Exhibit 10.2
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT made as of January 1, 2006, between SOUTHERN CONTAINER CORP., a Delaware corporation having its principal place of business at 115 Engineers Road, Hauppauge, New York 11788 (“Southern” or “Employer”) and JAMES B. PORTER III, residing at 4 Seashell Lane, Northport, New York 11768-1415 (“Executive”).
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     1. Employer is the majority owner of Solvay Paperboard LLC, a Delaware limited liability company (“Solvay”). Executive has been employed by Employer and Solvay for several years.
     2. Employer desires to continue to employ Executive in accordance with the terms and conditions hereof, and Executive desires to continue to be so employed.
     ACCORDINGLY, intending to be legally bound, the parties hereto hereby agree as follows:
     1. Employment. Employer hereby employs Executive, and Executive agrees to serve, as President of Employer, subject to the supervision and direction of the Board of Directors and senior executive officers of Employer. Executive further agrees to serve as President of Solvay, provided that Executive agrees that Article 4 hereof sets forth all of the compensation to be paid to Executive for any services rendered in any capacity hereunder.
     2. Extent of Services. During the term hereof, Executive shall devote his best efforts, and his full time, attention and energies to the performance of his duties hereunder and to the performance of such other duties as may from time to time reasonably be assigned to him by the Board of Directors and senior executive officers of Employer, and the Members of Solvay, and shall not take part in any activity detrimental to Employer’s or Solvay’s interest. Except with the prior written consent of Employer, Executive will not undertake or engage in any other employment, occupation or business enterprise other than a business enterprise in which Executive does not actively participate.
     3. Term. The term of Executive’s employment hereunder shall commence as of the date hereof and continue until December 31, 2011, unless sooner terminated due to a Voluntary Termination or by Employer with or without Gross Cause (the “Employment Period”). As used in this Agreement, (x) “Voluntary Termination” means termination of Executive’s employment hereunder due to Executive’s death, permanent disability, resignation (including a deemed resignation under Section 3(a) hereof) or retirement; (y) “Gross Cause” means Executive’s fraud, gross misconduct, gross negligence, disloyalty, gross insubordination, breach of trust, breach of any material provision of this Agreement or of the Letter Agreement (as defined in Article 7 below), and any other similar causes; and (z) “Cause” means that the Board of Directors of Southern, by majority vote of its members, has determined that grounds exist to terminate Executive’s employment due to his acts or omissions, but that such grounds do not constitute Gross Cause as defined above. Executive acknowledges that the term of this Agreement is not renewable and that his employment hereunder will not continue beyond December 31, 2011 (subject to earlier termination as provided above).
     4. Compensation and Benefits.
          4.1 As used in this Article 4, (a) “Borrower”, “Term Loan A” and “Term Loan B” have the meaning given such terms in the Amended and Restated Loan Agreement, dated as of December 16, 2002, among Employer, Executive and Pamela S. Porter (as amended and restated from time to time,
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the “Loan Agreement”); and (b) “South Carolina Loan” means that certain $200,000 loan made by Employer to Executive and Pamela S. Porter on April 28, 2000.
          4.2 During the term of Executive’s employment hereunder, for all services to be rendered by him in any capacity hereunder, Employer agrees to pay to Executive, and Executive agrees to accept, the following:
               (a) a base salary at the following rates per calendar year, payable in accordance with Employer’s customary payroll practices (the “Base Salary”):

Year	Salary
2006	$468,000.00
2007	$486,720.00
2008	$506,189.00
2009	$526,436.00
2010	$547,494.00
2011	$569,394.00;
               (b) provided Executive is employed by Employer for the entire fiscal year (except as otherwise provided in Sections 4.7 and 4.8), a bonus (the “Bonus”) equal to one-half of one percent (.5%) of the Net Income for such fiscal year. Subject to the provisions of Section 4.3, the Bonus will be paid within the time bonus payments are made to Employer’s other senior management, if practicable, but in no event later than one hundred twenty (120) days after the end of each fiscal year, commencing with the fiscal year ended December 30, 2006; and
               (c) an additional bonus in an amount equal to any interest owed by Executive to Employer on account of Term Loan A and the South Carolina Loan, payable at the time such interest is payable by Executive to Employer; provided, however, that Employer will not be required to pay such bonus with respect to any interest that becomes due after the principal of Term Loan A or the South Carolina Loan, as the case may be, has become due, whether at maturity, by acceleration or otherwise. Executive agrees to use such bonus to repay the interest on Term Loan A or the South Carolina Loan, as the case may be, then due.
               (d) As used in this Agreement, “Net Income” means Employer’s consolidated annual net pre-tax operating income. The Net Income shall be determined by the certified public accountants authorized by the Board of Directors of Employer to audit its books. Such determination shall be made in accordance with generally accepted accounting principles and practices, and shall, in all respects, be binding and conclusive on the parties hereto. Without limiting the generality of the foregoing sentence, in computing Net Income, all non-operating profits and losses (including, without limiting the generality of the foregoing, LIFO inventory adjustments and gains or losses on the sale or other disposition of capital assets or other Extraordinary Gains or Losses) shall be disregarded.
          4.3 Notwithstanding anything to the contrary contained in this Agreement, commencing with the first Bonus payable to Executive after Term Loan B has been paid in full, $100,000 of each Bonus will be deferred until Term Loan A becomes due and payable under the Loan Agreement. When Term Loan A becomes so due and payable, the deferred Bonus (net of any applicable withholding) will be paid to Executive, and Borrowers will be obligated to repay Term Loan A, and all accrued interest thereon, in full, regardless of whether the net amount of the deferred Bonus is sufficient to repay such amount.
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               4.3.1 Employer and Executive acknowledge that $100,000 of the annual Bonuses payable to Executive with respect to each of fiscal year 2000 and fiscal year 2001 have been deferred. When the South Carolina Loan becomes due and payable, such deferred Bonus (net of any applicable withholding) will be paid to Executive, and Borrower will be obligated to repay the South Carolina Loan, and all accrued interest thereon, in full, regardless of whether the net amount of the deferred Bonus is sufficient to repay such amount.
               4.3.2 Exhibit “C” hereto sets forth a summary of the outstanding balance of, and the payment terms of, Term Loan A, Term Loan B and the South Carolina Loan.
          4.4 During the term of Executive’s employment hereunder, Executive shall be entitled to such fringe benefits as shall be in effect from time to time with respect generally to Employer’s full-time senior management.
          4.5 During each calendar year of his employment, Executive will be entitled to three (3) weeks vacation (including personal days), or such longer period as Employer establishes, from time to time, as its standard vacation period for its senior management, provided that such vacation does not, in Southern’s reasonable discretion, unreasonably interfere with the operations of Southern or Solvay.
          4.6 During the term of Executive’s employment hereunder, Employer will provide, for business purposes, a country club membership for Executive of a category and in a club mutually approved by Southern and Executive and located in the area of Employer, such approval not to be unreasonably withheld by Southern; provided, however, that, in connection therewith, Employer shall not be required to pay in any calendar year fees or other expenses in excess of the amount paid by Employer during 2005. Executive acknowledges and understands that, under current law, if and to the extent the club is used by Executive for non-business purposes, a proportionate amount of the annual sum paid by Employer pursuant to this Section 4.6 will be includable by Executive in his gross income for the year in which such sum was paid. Executive represents and warrants to Employer that he uses the country club solely for business purposes, and agrees to indemnify Employer for any tax liability incurred by Employer on account of providing such membership to Executive.
          4.7 (a) If Executive’s employment hereunder is terminated due to Executive’s death or permanent disability, or by Employer without Gross Cause, a pro-rated portion of the Bonus shall be paid by Employer to Executive (or, in the event of Executive’s death prior to such payment, to such beneficiary or beneficiaries as Executive shall have designated in a written notice filed with Employer’s Secretary [the last such notice to govern] or, in the event no such designation shall have been so filed, to Executive’s estate) at the time the Bonus would have been paid had Executive’s employment continued for the full fiscal year in which it was terminated. The amount so payable shall be determined by multiplying (i) the amount that would have been the Bonus had Executive’s employment continued for the balance of the fiscal year in which it was terminated, calculated as set forth above, by (ii) a fraction, the numerator of which shall be the total number of days that elapsed in the calendar year prior to the date Executive’s employment terminated, and the denominator of which shall be 365.
               (b) If the parties disagree as to whether Executive shall have suffered a permanent disability, the dispute shall be resolved by a panel of three (3) medical doctors, one selected by Employer, the second by Executive and the third by the two (2) medical doctors so selected. Such arbitration shall be held in a location selected by Employer in Onondaga County or Suffolk County, New York (as determined by where Executive is based at the time of the dispute), and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The determination of the medical doctors shall be binding and conclusive upon Employer and Executive, and the costs and expenses of such arbitration shall be borne equally by Executive and Employer.
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          4.8 Notwithstanding anything to the contrary contained in this Agreement, Southern may terminate Executive’s employment hereunder with or without Gross Cause. If Executive’s employment hereunder is terminated by Employer other than for Gross Cause, or if, upon a Sale, the Successor does not offer employment to Executive for a term of at least one year in a position, and with compensation, benefits and duties substantially comparable to those in effect immediately prior to the Sale, Employer shall pay to Executive, and Executive shall accept, as liquidated damages and not as a penalty, an amount equal to twelve (12) months of Executive’s Base Salary, at the rate in effect on the date of termination, payable at the times Executive’s salary would have been paid had his employment continued for such twelve (12) month period (the “Severance Period”). In addition, if Executive’s employment is terminated by Employer arbitrarily (i.e. other than for Cause or Gross Cause), (i) Employer shall pay to Executive the Bonus Executive would have been entitled to with respect to the Severance Period, payable at the times such Bonus would have been paid had his employment continued for the Severance Period, and (ii) the ESU Agreement will remain in place as if Executive was employed throughout the entire Severance Period, and payment thereunder will be made as if Executive’s employment was terminated by Employer without Gross Cause on the last day of the Severance Period. Such severance payment shall be in addition to any sums due Executive in accordance with Subsection 4.2.2 of the ESU Agreement. Payments to Executive pursuant to this Section 4.8 will be subject to the law of the State of New York (whether statutory or otherwise) with respect to mitigation of damages by an employee upon the breach of his employment agreement by his employer, as the same may exist as of the date hereof. Capitalized terms used in this Section 4.8 and not otherwise defined in this Agreement are used as defined in Exhibit “A” hereto.
     5. Expenses. Employer shall reimburse Executive for all out-of-pocket business expenses (including, without limitation, gasoline, tolls and parking), incurred by him in the performance of his duties hereunder (and deemed, by Employer, in its sole discretion, to be reasonable arid necessary); provided that each such expenditure: (i) is of a nature qualifying it as a proper deduction on Employer’s Federal and State income tax returns and (ii) is supported by such records and other documentary evidence as Employer shall require.
     6. Automobile. During the term of Executive’s employment hereunder, Employer will give Executive an automobile allowance of $1,000.00 per month, to compensate Executive for the business use of his own car, such allowance to be in addition to reimbursement of gasoline, toll and parking expenses as provided in Article 5, above. Executive will obtain and maintain during the term hereof, automobile liability insurance for injury to person and property in the following amounts: (a) $100,000 per person; and (b) $300,000 per incident, or such higher amounts as may be required by law. Executive will include each of Southern and Solvay as an insured under such policy and will deliver to Southern a certificate of such policy upon request.
     7. Restrictive Covenant, Non-Solicitation and Confidentiality. Concurrently herewith, Executive is executing an agreement containing certain provisions with respect to competition by Executive, his solicitation of Employer’s and Solvay’s customers and employees, arid his obligation not to disclose confidential matters (the “Letter Agreement”). As a condition to the receipt of payments hereunder, Executive agrees that, in addition to and without limiting the continuing effectiveness of the Letter Agreement so long as he shall be bound thereby, the provisions of the Letter Agreement shall be deemed incorporated in this Agreement by reference as though fully set forth herein and he shall comply therewith throughout the term of his employment hereunder and after termination thereof so long as the Letter Agreement remains in effect.
     8. Executive Not to Bind Employer. Executive does not have and will not hold himself out as having any right, power or authority to create any contract or obligation (other than purchases and sales
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in the ordinary course of business and consistent with Employer’s policies as in effect from time to time or otherwise consistent with Employer’s past practice), express or implied, on behalf of, in the name of, or binding upon, Southern or Solvay, to pledge either of its credit, or to extend credit in either of its names (other than in connection with such permitted purchases and sales), without such party’s specific, prior consent in writing.
     9. Sale of Southern. Capitalized terms used in this Article 9 and not otherwise defined in this Agreement are used as defined in Exhibit “A” hereto. If there is a Sale during the term of Executive’s employment hereunder, Southern will pay to Executive Executive’s Share within thirty (30) days thereafter, provided that, if, as a condition to such Sale, the Successor requires that Executive remain in the Successor’s employ for a period of up to twelve (12) months (the “Continuation Period”), in the county of Kings, Queens, Nassau, New York or Suffolk, New York, and in a position, and with compensation, duties and other terms of employment substantially comparable to those in effect immediately prior to the Sale, and (x) Executive fails or refuses to accept such employment, for any reason whatsoever, or (y) Executive accepts such employment but during the Continuation Period terminates his employment (other than due to his death or permanent disability) or is terminated by the Successor for Gross Cause, then Southern will not be obligated to pay Executive’s Share to Executive and he will forfeit his right thereto. If the Successor so requires that Executive remain in its employ and Executive accepts such employment, Southern will pay Executive’s Share to Executive within 30 days after the earlier of (i) Executive’s death, permanent disability or termination by the Successor without Gross Cause, and (ii) the completion of the Continuation Period. All computations required to be made pursuant to Exhibit “A” will be made by Southern’s Chief Financial Officer in accordance with generally accepted accounting principles, consistently applied. Exhibit “B” hereto will set forth an example of the computation of the Executive’s Share.
     10. Executive’s Warranty and Representation. Executive warrants and represents that he has the full right and power to enter into and perform this Agreement and that the same does not conflict with any contract, commitment or arrangement to which he is or was a party or by which he is or was bound.
     11. Indemnity. Each of the parties hereby agrees to indemnify and hold each other harmless from and against any and all claims, liabilities, losses, costs, and expenses (including reasonable fees of counsel) resulting from or arising out of the breach of any of the representations, warranties, covenants or agreements made by the indemnifying party hereunder.
     12. Consents, etc. to be in Writing. Wherever, in this Agreement, reference is made to the acknowledgment, agreement, approval, consent, determination, election or request by a party or parties hereto, the same must be in writing.
     13. General Provisions.
          13.1 Notices. All notices given hereunder shall be in writing and shall be sent by certified mail, return receipt requested, or by recognized overnight courier, addressed to the respective party at its or his address set forth above or at such other address or to such designee as such party shall designate by a notice given in the manner herein provided. Each such notice shall be deemed to be given on the date mailed or so deposited with the courier.
          13.2 Assignment. Executive may not assign this Agreement or any of his rights or obligations hereunder.
          13.3 Invalid Provisions. If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this
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Agreement and the application of such provision to such party or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.
          13.4 Entire Agreement; Waiver; Remedies; Etc. This Agreement (with the ESU Agreement and the Letter Agreement) constitutes the entire agreement between the parties concerning the subject matter hereof and there are no agreements or representations with respect thereto except as contained herein; supersedes any other or prior employment or compensatory agreement between the parties (other than the ESU Agreement and the Letter Agreement); and may not be amended, modified or renewed, nor may any of the provisions hereof be waived, except by a writing signed by the parties hereto. A waiver by any party of any of the terms or conditions of this Agreement, or any breach thereof, will not be deemed a waiver of such term or condition for the future, or of any other term or condition, or of any subsequent breach thereof. All rights and remedies by this Agreement reserved to Southern and Solvay shall be cumulative and shall not be in limitation of any other right or remedy that such parties may have at law, in equity or otherwise.
          13.5 Binding Effect. This Agreement will be binding upon the parties hereto and their respective personal representatives, successors and permitted assigns. In the event of (a) a merger where Employer is not the surviving entity; (b) a consolidation of Employer with another entity; or (c) a transfer of all or substantially all of the assets of Employer, the surviving or consolidated entity, or in the event of a transfer of Employer’s assets, the transferee of Employer’s assets, will have the benefit of and be bound by the provisions of this Agreement.
          13.6 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof, as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
          13.7 Descriptive Headings. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

SOUTHERN CONTAINER CORP.

By:	/s/ Steven Grossman
Title:	Chief Executive Officer

/s/ James B. Porter III
James B. Porter III
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EXHIBIT “A”
     “Accumulated Earnings Share” has the meaning given such term in the ESU Agreement, provided that, for the purposes of this Exhibit: (a) the reference in the definition of such term to “as of a Termination Event” shall be a reference to “as of the closing of a Sale”; and (b) the Solvay Accumulated Earnings Share Amount (as defined in the ESU Agreement) shall be subtracted from the Accumulated Earnings Share.
     “Adjusted Purchase Price” means an amount determined by applying the following formula: the Purchase Price + (Solvay’s Funded Debt for the fiscal year preceding the fiscal year in which the Sale occurred x the Applicable Percentage) + Southern’s Funded Debt for the fiscal year preceding the fiscal year in which the Sale occurred.
     “Applicable Percentage” means, on a given date, the percentage of Solvay’s membership interests that are owned, directly or indirectly, by Southern.
     “Beginning Value” means an amount determined by applying the following formula: ([(Solvay’s 2000 EBITDA x the Applicable Percentage) + the average of Southern’s 1999 and 2000 EBITDA] x the Ratio) — [(Solvay’s 2000 Funded Debt x the Applicable Percentage) + the average of Southern’s 1999 and 2000 Funded Debt].
     “EBITDA” means, for the fiscal year in question, Southern’s or Solvay’s, as the case may be, earnings before interest, taxes, depreciation and amortization.
     “ESU Agreement” means the Earnings Share Units Agreement, dated as of January 1, 2001, between Southern and Executive, as the same may be amended, modified and restated from time to time.
     “Executive’s Share” means an amount determined by applying the following formula: [(Net Purchase Price — Beginning Value) x 1%] — Accumulated Earnings Share.
     “Funded Debt” means, with respect to any fiscal year, all indebtedness having a maturity of more than one year, computed as of the end of such fiscal year.
     “Grossman Family Members” means Steven and Robert Grossman, members of their immediate families, Trustees under Trust(s) for the benefit of any of them, and the personal representatives of any of the foregoing.
     “Net Purchase Price” means the net price payable to Southern (if the Sale is an asset sale) or to the shareholders of Southern (if the Sale is a stock sale) in connection with a Sale after deducting all costs and expenses of the Sale, including legal, accounting, and brokerage fees. If and to the extent the consideration therefor is payable other than in cash, the purchase price will be the fair market value of such non-cash consideration.
     “Ratio” means an amount (rounded to four decimal places) determined by applying the following formula: the Adjusted Purchase Price / [(the average of Solvay’s EBITDA for the two fiscal years preceding the fiscal year in which the Sale occurred x the Applicable Percentage) + the average of Southern’s EBITDA for the two fiscal years preceding the fiscal year in which the Sale occurred].
     “Sale” means any event as a result of which Grossman Family Members do not own or otherwise control, directly or indirectly, at least 50% of the ownership interests in Southern or in any entity that succeeds to all or substantially all of the assets of Southern.
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     “Successor” means (i) if Southern transfers all or substantially all of its assets, the entity acquiring such assets, (ii) if Southern mergers (and is not the surviving entity) or consolidates with another entity, such other entity, and (iii) if the Change of Control occurs due to a transfer of ownership interests by Grossman Family Members, Southern.
     Note: All years referred to in this Exhibit “A” are fiscal years; Southern’s EBITDA and Funded Debt shall be determined without regard to Solvay; and in computing Southern’s EBITDA and Funded Debt, Southern’s investment in and all debt attributable to its Devens, Massachusetts facility prior to start-up of such facility is to be disregarded until such time as that facility has been in commercial operation for a period of at least ten months.
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EXHIBIT “B”
EXAMPLE OF COMPUTATION OF EXECUTIVE’S SHARE

Company	Year	EBITDA	Funded Debt
SCC (without Solvay)	1999	22,000	50,000
	2000	16,000	60,000
	2001	22,000	75,000
	2002	28,000	72,000
	2003	25,000	20,000
	2004	30,000	17,000
	2005	16,000	0
* Note: Devens debt does not count until it is in operation.
12/31/2000 adjustment (85,000 less: Devens 25,000)
Solvay	2000	75,000	125,000
	2001	50,000	125,000
	2002	60,000	200,000
	2003	65,000	206,000
	2004	69,000	207,000
	2005	71,000	193,000

Consolidated: (100% SCC + 75% Solvay)
	2000	72,250	153,750
	2001	59,500	168,750
	2002	73,000	222,000
	2003	73,750	174,500
	2004	81,750	172,250
	2005	69,250	144,750

Last 2 yr average:		75,500

Net Purchase Price		500,000
Funded Debt		147,750
Adjusted Sales Price		644,750
Divided by 2 yr avg EBITDA		8.54	the “RATIO”

Beginning Measurement
SCC Average EBITDA 1999/2000		19,000
SCC Average Funded Debt 1999/2000		55,000
SCC (avg 99/2000) + 75% Solvay 2000	EBITDA	75,250
SCC (avg 99/2000) + 75% Solvay Debt	Funded Debt	148,750

EBITDA times the RATIO		642,615
less: Funded Debt		148,750
Beginning Value		493,865

Executive’s Share of Sales Proceeds:
Net Purchase Price	$500,000
Less: Beginning Value	$493,865
Net Increase	$6,135
Times	1%
Executive’s Share	$61
Less: Growth in ESU Account 2000-2005	$2,181

Executive’s Share of Sales Proceeds:	$0
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EXHIBIT “C”
LOAN DETAILS
South Carolina Loan:

Balance Outstanding at 12/31/2005:	$200,000

Notes:
1.	$200,000 already deferred from prior bonuses.

2.	Is charged imputed interest, which is also added to his bonus, resulting in a wash (no cost) to both SCC and JP.

3.	Loan comes due at earliest of 2014, or certain events, such as one year after termination, at which time the $200,000 deferred bonus will be paid, net of taxes.
Term Loan “A”

Balance Outstanding at 12/31/05:	$300,000

Notes:
1.	$100,000 per year (anticipated to begin in 2011) will be deferred from bonus payments.

2.	Is charged imputed interest, which is also added to his bonus, resulting in a wash (no cost) to both SCC and JP.

3.	Loan comes due at earliest of 2014, or certain events, such as one year after termination.
Term Loan “B”

Original Balance:		$500,000
Payment — deduction from 2002 Bonus	$(65,000)
Payment — deduction from 2003 Bonus	$(65,000)
Payment — deduction from 2004 Bonus	$(65,000)	$(195,000)

Balance Outstanding at 12/31/05:		$305,000

Notes:
1.	Loan effective date: 8/12/02.

2.	$500,000 loan payable in seven annual installments of $65,000 and a final $45,000 installment.

3.	Per above, $195,000 has been deducted from annual bonuses as installment payments.

4.	Interest is charged annually on the outstanding balance, based SCC’s average cost of funds for the year.

5.	The unpaid balance of the loan comes due at the earliest of certain events such as one year after termination, except if for gross cause or voluntary termination (comes due 90 days after termination).
See Amended and Restated Loan Agreement, dated as of December 16, 2002, among Employer, Executive and Pamela S. Porter and promissory notes evidencing the above loans for a complete description of the terms thereof.
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